SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant  [x]

Filed by a Party other than the Registrant [ ]

      Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                       INNOVATIVE VALVE TECHNOLOGIES, INC.
                (Name of Registrant as Specified In Its Charter)

           -----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

[x]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)   Title of each class of securities to which transaction applies:
      _________________________

(2)   Aggregate number of securities to which transaction applies:
      ________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:
      ________________________________________________________________

(4)   Proposed maximum aggregate value of transaction:
      ________________________________

(5)   Total fee paid:
      ______________________________________________________________

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:
      _____________________________________________________

(2)   Form, Schedule or Registration Statement No.:
      ___________________________________

(3)   Filing Party:
      _______________________________________________________________

(4)   Date Filed:
      ________________________________________________________________

                                    [LOGO]

                         2 NORTHPOINT DRIVE, SUITE 300
                             HOUSTON, TEXAS 77060
                                (281) 925-0300

                                 ------------


                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 22, 1998

                                 ------------


                                                                April 30, 1998

Dear Stockholder:

      Innovative Valve Technologies, Inc. (the "Company") will hold its 1998 Annual Meeting of Stockholders on Friday, May 22, 1998, at 10:30 a.m., Houston time, at the Chase Bank Auditorium, 601 Travis, Houston, Texas 77002.

      The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement provide information respecting the Annual Meeting. The Company's 1997 Annual Report to Stockholders, which is not a part of the Proxy Statement, is also enclosed and provides information regarding the financial results of the Company in 1997.

      On behalf of the Board of Directors, I invite you to attend the Annual Meeting. Whether or not you plan to attend in person, please sign and promptly return the enclosed proxy card in the enclosed prepaid return envelope. Your shares will be voted at the Annual Meeting in accordance with your proxy. If you sign and return your proxy card without specifying your choices, it will be understood you wish to have your shares voted in accordance with the recommendations of the Board of Directors.

                              Sincerely,

                              /s/ WILLIAM E. HAYNES
                              William E. Haynes
                              Chairman of the Board, President and Chief
                              Executive Officer

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1998

      Innovative Valve Technologies, Inc., a Delaware corporation (the "Company"), will hold its 1998 Annual Meeting of Stockholders at 10:30 a.m., Houston time, on May 22, 1998 at the Chase Bank Auditorium, 601 Travis, Houston, Texas 77002, for the following purposes:

            1. To elect two Class I directors of the Company to hold office until the third succeeding annual meeting of stockholders after their election (the 2001 Annual Meeting) or until their respective successors have been duly elected and qualified;

            2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year 1998; and

            3. To transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on April 7, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                              By Order of the Board of Directors,
                              /s/ CHARLES F. SCHUGART
                              Charles F. Schugart
                              Secretary

Houston, Texas
April 30, 1998

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU DO NOT ATTEND. IF YOU HAVE SHARES IN MORE THAN ONE NAME, OR IF YOUR STOCK IS REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIAL. IF SO, PLEASE SIGN AND RETURN EACH OF THE PROXY CARDS YOU RECEIVE SO THAT ALL YOUR SHARES MAY BE VOTED. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE.

                      INNOVATIVE VALVE TECHNOLOGIES, INC.

                         2 NORTHPOINT DRIVE, SUITE 300
                             HOUSTON, TEXAS 77060

                                PROXY STATEMENT

      Innovative Valve Technologies, Inc. (the "Company") is mailing this Proxy Statement and the accompanying proxy card to holders of its Common Stock ("Common Stock") beginning on or about April 30, 1998 in connection with the solicitation of proxies by its Board of Directors for its 1998 Annual Meeting of Stockholders (the "Annual Meeting"). The Company will hold the Annual Meeting on May 22, 1998 at the time and place and for the purposes the accompanying notice sets forth. Shares can be voted at the meeting only if the owner is represented by proxy or is present. The Board of Directors is soliciting proxies to give all stockholders an opportunity to vote and to meet the legal requirements respecting the number of shares that must be represented in order to hold the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company is necessary for this purpose.

      When a proxy card is returned properly signed, the shares it represents will be voted in accordance with the choices it specifies. If a proxy card is signed and returned without specifying choices, the shares it represents will be voted as recommended by the Board of Directors. Abstentions and broker "non-votes" marked on a proxy card are voted neither "for" nor "against" any proposal to be voted on at the Annual Meeting, but are counted as "present" in the determination of a quorum. A stockholder giving a proxy may revoke it at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting or by filing a written revocation with the Corporate Secretary of the Company, at the address shown above.

      If the shares represented in person or by proxy at the meeting are not sufficient to constitute a quorum, the Company may adjourn the meeting from time to time, without notice other than by announcement at the meeting adjourned (unless the adjournment is for more than 30 days or the Board of Directors fixes a new record date), to permit the Company to continue soliciting proxies. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting in the manner set forth above.

      At the close of business on April 7, 1998, the record date for determining stockholders eligible to vote at the Annual Meeting, the Company had outstanding and entitled to vote 8,702,338 shares of Common Stock, each of which is entitled to one vote.

      The Company will pay the cost of soliciting proxies in the accompanying form. Employees of the Company may solicit proxies by mail, in person or by facsimile transmission or telephone. The Company will reimburse brokers, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owners of Common Stock.

      The Company is mailing its 1997 Annual Report to Stockholders, including consolidated financial statements, simultaneously with this Proxy Statement to all stockholders of record as of the close of business on April 7, 1998. That report does not constitute a part of this proxy solicitation material.

                             ELECTION OF DIRECTORS

      PROPOSAL 1: THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO VOTE FOR THE NOMINEES FOR CLASS I DIRECTOR DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

      The Company's Certificate of Incorporation provides for the classification of directors into three classes. The term of office of the Class I directors expires at this Annual Meeting, the term of office of the Class II directors expires at the Company's 1999 Annual Meeting of Stockholders and the term of office of the Class III directors expires at the Company's 2000 Annual Meeting of Stockholders. Two Class I nominees are proposed to be elected at this Annual Meeting to serve for a three-year term to last until the 2001 Annual Meeting of Stockholders or until their successors are duly elected and have been qualified. Nominees for Class I director will be elected by a plurality of the votes cast.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

CLASS I - TERMS EXPIRING AT THE 2001 ANNUAL MEETING

      WILLIAM E. HAYNES, age 54, has been Chairman of the Board since May 1997 and President and Chief Executive Officer and a director of the Company since March 1997. He also served as President and Chief Executive Officer of The Safe Seal, Inc. ("SSI"), which is now a subsidiary of the Company, from November 1996 until March 1997. From July 1992 through December 1995, Mr. Haynes served as President and Chief Executive Officer of LYONDELL-CITGO Refining Company Ltd. He served in various executive capacities for Lyondell Petrochemical Company from 1985 to 1993 and in various technical, management and executive positions with Atlantic Richfield commencing in 1967. Mr. Haynes is a director of Philip Services Corp. ("Philip"), an industrial and environmental services company.

      ARTHUR L. FRENCH, age 57, has been a director of the Company since October 1997. He has served as Chairman of the Board, Chief Executive Officer and President of Metals USA, Inc., a metals processor and manufacturer of metal components, since December 1996. From 1989 through 1996, Mr. French served as Executive Vice President and a director of Keystone International, Inc. ("Keystone"), a manufacturer of industrial valves and controls, with responsibility for domestic and international operations. From 1966 to 1989, Mr. French held various positions with Fisher Controls International, Inc., a control valve and instrumentation manufacturer, and served as its President and Chief Operating Officer and a director prior to joining Keystone.

DIRECTORS WITH TERMS EXPIRING IN 1999 AND 2000

CLASS II - TERMS EXPIRING AT THE 1999 ANNUAL MEETING

      TOMMY E. KNIGHT, age 59, has been a director of the Company since October 1997. He was President and Chief Executive Officer of Brown & Root, Inc., a subsidiary of Halliburton Company and one of the largest international construction firms in the world, from June 1992 until his retirement in September 1996. Prior to that time and since 1964, he served in a variety of other capacities with Brown & Root, Inc. Mr. Knight is a director of Metals USA, Inc.

      PIERRE R. LATOUR, PH.D., age 58, has been a director of the Company since October 1997. He is an independent consulting chemical engineer. Dr. Latour co-founded Setpoint, Inc. and served as a director and a vice president of consulting, oil refining, central marketing and business development until he retired in January 1995. He then served as a vice president of business development for Dynamic Matrix Control Corp. ("Dynamic") and then Aspen Technology, Inc. after it acquired both Setpoint, Inc. and Dynamic in January 1996. He retired from Aspen Technology, Inc. in January 1997.

CLASS III - TERMS EXPIRING AT THE 2000 ANNUAL MEETING

      MICHAEL A. BAKER, age 52, has been a director of the Company since October 1997. He was a founder of American Medical Response, Inc., a Boston-based company engaged in providing a national ambulance service network, and served on its board of directors from February 1992 until it was acquired in February 1996.

      ROBERT M. CHISTE, age 50, has been a director of the Company since October 1997. He has been Executive Vice President of Philip since March 1998 and was President, Industrial Services Group, of Philip from July 1997 until March 1998. He served as Vice Chairman of Allwaste, Inc. ("Allwaste"), a provider of industrial and environmental services, from May 1997 through July 1997, President and Chief Executive Officer of Allwaste from October 1994 through July 1997 and a director of Allwaste from January 1995 through August 1997. See "Certain Relationships and Related Transactions." Philip acquired Allwaste effective July 31, 1997. Mr. Chiste served as Chief Executive Officer and President of American National Power, Inc., a successor company of Transco Energy Ventures Company, from its creation in 1986 until October 1994. During the same period, he served as Senior Vice President of Transco Energy Company. Mr. Chiste is a director of Franklin Credit Management Corp., a New York-based financial services company.

      T. WAYNE WREN, JR., age 49, has been a director of the Company since October 1997. He has served as Senior Vice President of PSC Enterprises, Inc., a subsidiary of Philip, since July 1997 and served as Senior Vice President -- Chief Financial Officer and Treasurer of Allwaste from March 1996 through July 1997, having served as its Vice President -- Chief Financial Officer since November 1995. See "Certain Relationships and Related Transactions." From January 1994 to November 1995, Mr. Wren was an independent financial consultant. He previously served as Allwaste's Vice President -- Chief Financial Officer from August 1991 to December 1993. He also provided financial consulting services to Allwaste pursuant to a consulting agreement from January 1994 to June 1994.

BOARD ORGANIZATION AND MEETINGS

      During 1997, the Board of Directors of the Company (the "Board") held one meeting (which all members of the Board attended) and acted 14 times by unanimous written consent. All the actions taken by written consent occurred prior to the completion of the Company's initial public offering of its Common Stock (the "IPO") in October 1997 and while Mr. Haynes was the Company's sole director.

      The Board has five standing committees. The Compensation Committee was initially constituted on June 6, 1997, and the remaining four other committees were initially constituted on October 28, 1997.

      AUDIT COMMITTEE. The Audit Committee recommends the independent public accountants to be selected by the Board for stockholder approval each year and acts on behalf of the Board in reviewing with the independent public accountants, the chief financial and chief accounting officer and other corporate officers various matters relating to the adequacy of the Company's accounting policies and procedures and financial controls and the scope of the annual audits by the independent public accountants. The Audit Committee consists of Messrs. Baker, French and Wren. Mr. Latour was a member of the Audit Committee effective at the closing of the IPO, but Mr. Wren subsequently replaced him as an Audit Committee member. During 1997, the Audit Committee held one meeting (which all members of the Audit Committee attended).

      COMPENSATION COMMITTEE. The Compensation Committee is authorized to establish the general compensation policy for the officers and directors of the Company and annually reviews and establishes officers' salaries and participation in benefit plans, prepares reports required by the Securities and Exchange Commission (the "SEC") and approves the directors' compensation. The Compensation Committee consists of Messrs. Baker, Chiste and Knight. Mr. Haynes was the sole member of the Compensation Committee from June 6, 1997 (the date the Compensation Committee was first established) to the closing of the IPO on October 28, 1997. During 1997, the Compensation Committee held no meetings, but acted three times by unanimous written consent.

      EXECUTIVE COMMITTEE. The Executive Committee may exercise all powers of the Board and exists primarily to deal with issues and transactions that require approval between regular meetings of the entire Board. The Executive

Committee consists of Messrs. Haynes, Chiste, Knight and Wren. During 1997, the Executive Committee held no meetings, but acted four times by unanimous written consent.

      NOMINATING COMMITTEE. The Nominating Committee reviews the size and composition of the Board, designates new directors by classes and makes recommendations with respect to nominations for the election of directors. The Nominating Committee consists of Messrs. Haynes, Chiste and French. The Nominating Committee did not meet in 1997. The Nominating Committee will consider nominees proposed by stockholders, if the proposals are submitted in writing in accordance with the Company's Bylaws to the Corporate Secretary at the address of the Company's corporate offices reflected herein.

      TECHNOLOGY COMMITTEE. The Technology Committee reviews and oversees the technology being utilized and developed by the Company and consists of Messrs. Haynes, French and Latour. It did not meet in 1997.

DIRECTORS' REMUNERATION

      The Company pays each director who is not a Company employee (a "Nonemployee Director") fees of $1,000 for each Board meeting attended and each Board committee meeting attended (except for committee meetings held on the same day as Board meetings) and periodically grants Nonemployee Directors options to purchase shares of Common Stock pursuant to the Company's 1997 Incentive Plan (the "Incentive Plan"). It will not pay any additional compensation to its employees for serving as directors, but will reimburse all directors for out-of-pocket expenses they incur in connection with attending Board or Board committee meetings or otherwise in their capacity as directors.

      When the IPO closed on October 28, 1997, each Nonemployee Director was granted an option to purchase up to 10,000 shares of Common Stock under the Incentive Plan. These options will become exercisable at $13 per share (the IPO price to the public) in 33 1/3% annual increments beginning in October 1998 and will expire in October 2004. On the first business day of the month following the date on which each annual meeting of the Company's stockholders is held, each Nonemployee Director also will automatically be granted an option to purchase up to 5,000 shares of Common Stock. Such options will (i) have a seven-year term, (ii) have an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant and (iii) become exercisable in 33 1/3% annual increments beginning on the first anniversary of the date of grant.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      PROPOSAL 2: THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND URGES YOU TO VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS TO EXAMINE THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEAR 1998. PROXIES WILL BE SO VOTED UNLESS THE STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

      On the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants to examine the Company's financial statements for the year 1998. Arthur Andersen LLP has served as the Company's independent public accountants since the Company's formation in 1997. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and to respond to appropriate questions from those attending the meeting.

      In accordance with the Company's Bylaws, approval of the ratification of the appointment of independent public accountants will require the affirmative vote of a majority of the shares of Common Stock voted at the meeting. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast with respect to Proposal 2.

                                OTHER BUSINESS

      The Company's management is not aware of any matters, other than as indicated above, that will be presented for action at the meeting. If any other matters properly come before the meeting, the persons appointed as proxies in the accompanying proxy will vote on such matters according to their best judgment.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

      The following table sets forth, as of March 31, 1998, the "beneficial ownership" (as defined by the SEC) of the Common Stock of (i) each person known to the Company to beneficially own more than 5% of its outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) the executive officers of the Company named in the Summary Compensation Table below and (iv) all executive officers and directors of the Company as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                             SHARES BENEFICIALLY
                                                                  OWNED(1)
                                                             -------------------
                            NAME                              NUMBER    PERCENT
                            ----                             -------------------

Philip Services Corp.(2).................................... 2,340,716    26.9%
    100 King Street
    P.O. Box 2440, LCD 1
    Hamilton, Ontario  Canada  L8N 4J6
Roger L. Miller(3)..........................................   889,621    10.2
The Roger L. Miller Family Trust(3).........................   694,000     8.0
The TCW Group, Inc.(4)......................................   524,000     6.0
    865 South Figueroa Street
    Los Angeles, CA  90017
Robert Day(4)...............................................   524,000     6.0
William E. Haynes...........................................   307,131     3.5
Charles F. Schugart.........................................   121,408     1.4
Denny A. Rigas..............................................    81,710      *
Pliny L. Olivier............................................    10,000      *
Douglas R. Harrington, Jr...................................    40,856      *
John L. King................................................    40,856      *
Timothy M. LeFevre..........................................    11,000      *
Frank L. Lombard............................................    88,388     1.0
Curry B. Walker(5)..........................................   189,171     2.2
T. Wayne Wren...............................................    15,000      *
Executive officers and directors as a group
    (10 persons)............................................   905,520     9.9


----------
*   Less than 1%.

(1) Shares shown include shares subject to currently exercisable options, as follows: Mr. Haynes -- 160,466; Mr. Schugart -- 63,608; Mr. Rigas -- 47,710; Mr. Olivier -- 10,000; Mr. Harrington -- 23,856; Mr. King -- 23,856; Mr.
    LeFevre -- 11,000; Mr. Lombard -- 57,593; Mr. Walker -- 10,000; Mr. Wren --
    15,000; and all executive officers and directors as a group -- 423,089.

(2) Shares shown are directly owned by wholly owned subsidiaries of Philip, as follows: Allwaste, Inc. -- 1,489,859 shares; and Allwaste Environmental Services, Inc. -- 850,856 shares. The address of both Philip subsidiaries is 5151 San Felipe, Suite 1600, Houston, Texas 77056-3609. Allen Fracassi, the president and chief executive officer of Philip, has sole voting and investment power respecting the shares of which Philip is the "beneficial owner," subject to the direction of that corporation's board of directors. Mr. Fracassi disclaims "beneficial ownership" of those shares.

(3) Mr. Miller is the direct beneficial owner of 51,000 shares and, as the trustee of The Roger L. Miller Family Trust (the "Miller Trust") and the owner of Computerized Accounting and Tax Services, Inc. ("CATS"), is the "beneficial owner" of the shares they own. The address of Mr. Miller, the Miller Trust and CATS (collectively, the "Miller Interests") is P.O. Box 572843, Houston, Texas 77257.

(4) According to a Schedule 13G dated February 12, 1998, (i) The TCW Group, Inc. ("TCW") is the direct beneficial owner of 524,000 shares, (ii) Robert Day, as an individual deemed to control TCW, is the "beneficial owner" of the shares it owns and (iii) the reporting persons have sole voting power and sole dispositive power with respect to all 524,000 shares. Mr. Day and TCW have the same address.

(5) Shares shown include 179,171 shares issuable on the conversion of a convertible subordinated note at an initial conversion price of $16.90 per share.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

    The following table sets forth information regarding aggregate cash compensation, restricted stock and stock option awards and other compensation earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers for services rendered for the Company during 1997:


                          SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                             ANNUAL COMPENSATION                       COMPENSATION-AWARDS
                                    ----------------------------------- -----------------------------------------

                                                                                          SHARES
                                                          OTHER ANNUAL                  UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION         SALARY       BONUS    COMPENSATION    STOCK AWARDS   OPTIONS    COMPENSATION
---------------------------         ------       -----   -------------- -----------------------------------------
William E. Haynes ..............  $125,000(1)  $127,750  $724,700(2)           $--        347,966(3)  $   --
   President and Chief Executive
   Officer
Charles F. Schugart ............   151,042(4)   122,500   150,000(5)            --        138,608(3)     --
   Senior Vice President and
   Chief Financial Officer
Denny A. Rigas .................   111,892(4)    25,000       --                --        122,710     110,674(6)
   Senior Vice President--
   Technology and Marketing
Douglas R. Harrington, Jr ......    72,958(4)    34,000    15,000(7)            --         61,356        --
   Vice President and Corporate
   Controller
Frank L. Lombard
   Vice President-- Corporate ..    81,100       32,040    93,500(8)            --         19,593(3)     --
   Development


(1) Represents salary from May 1997. Mr. Haynes did not receive any salary prior thereto.

(2) Represents a one-time $300,000 bonus paid on the closing of the IPO in October 1997 and a January 1997 award of SSI common stock valued at $424,700 for federal income tax purposes.

(3) Includes shares subject to options into which previously outstanding options granted in 1997 to purchase shares of common stock of SSI were converted in the October 1997 merger (the "SSI Merger") pursuant to which SSI became a subsidiary of the Company, as follows; Mr. Haynes--250,000; and Mr. Schugart--100,000. Excludes, in the case of Mr. Lombard, options to purchase 38,000 shares of Common Stock into which previously outstanding options granted prior to 1997 to purchase SSI common stock were converted in the SSI Merger.

(4) Represents salary from date of employment in 1997: Mr. Schugart--February; Mr. Rigas--May; and Mr. Harrington--February.

(5) Represents a one-time $50,000 bonus and a January 1997 award of SSI common stock valued at $100,000 for federal income tax purposes.

(6) Represents a one-time reimbursement of moving expenses paid under Mr. Rigas's employment agreement.

(7) Represents a one-time bonus paid on the closing of the IPO.

(8) Represents a January 1997 award of SSI common stock valued at this amount for federal income tax purposes.

    Although the Company's executive officers receive benefits in the form of certain perquisites, no executive officer of the Company received perquisites in 1997 which exceeded in value the lesser of $50,000 or 10% of his salary and bonus for 1997.

OPTION GRANTS

    The following table sets forth information regarding the options granted during 1997 to the executive officers named in the Summary Compensation Table:




                                                      INDIVIDUAL GRANTS
                                       ---------------------------------------------
                                                                                       POTENTIAL REALIZABLE
                                                   PERCENT                                VALUE AT ASSUMED
                                      NUMBER OF    OF TOTAL                            ANNUAL RATES OF STOCK
                                        SHARES     OPTIONS                             PRICE APPRECIATION FOR
                                      UNDERLYING  GRANTED TO                                 OPTION TERM(3)
                                       OPTIONS    EMPLOYEES    EXERCISE   EXPIRATION        -------------
NAME                                   GRANTED     IN 1997       PRICE       DATE           5%        10%
----                                   -------     -------       -----       ----           --        ---
William E. Haynes ...............      250,000      27.9%         (1)     October 2004  $415,976  $1,634,613
                                        97,966                $ 1.00(2)   October 2004    39,882      92,942
Charles F. Schugart .............      100,000      11.1%         (1)     October 2004   166,390     653,845
                                        38,608                $ 1.00(2)   October 2004    15,717      36,628
Denny A. Rigas ..................      100,000       9.8%         (1)     October 2004   166,390     653,846
                                        22,710                $ 1.00(2)   October 2004     9,245      21,545
Douglas R. Harrington, Jr.              50,000       4.9%         (1)     October 2004    83,196     326,922
                                        11,356                $ 1.00(2)   October 2004     4,623      10,774
Frank L. Lombard ................       19,593       1.6%     $ 1.00(2)   October 2004     7,976      18,588

----------

(1) The exercise price per share for 50% of the shares shown is $9.00, and the exercise price per share for 50% of the shares shown is $13.00. All these options were granted in tandem prior to the closing of the IPO, and the Board determined that, as of the respective grant dates of these options, their per-share exercise prices exceeded the then fair market value of a share of Common Stock. This presentation assumes the $9.00 exercise price was that fair market value on the date of grant of each of these options.

(2) The options having an exercise price per share of $1.00 were granted in August 1997 (prior to the closing of the IPO), and the Board determined that, as of the date of grant of these options, their per-share exercise price exceeded the then fair market value of a share of Common Stock. This presentation assumes the fair market value of the Common Stock on the date of grant of these options was $1.00 per share.

(3) Calculated on the basis of the indicated rate of appreciation in the value of the Common Stock, compounded annually from the assumed fair market value on the date of grant, from the date of grant to the end of the option term.

AGGREGATE OPTION HOLDINGS AND YEAR-END VALUES

    No options to purchase Common Stock were exercised during 1997. The following table presents information regarding the value of options outstanding at December 31, 1997 for each of the executive officers named in the Summary Compensation Table:

                                 NUMBER OF SHARES         VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                            OPTIONS AT FISCAL YEAR-END  AT FISCAL YEAR-END(1)
                            ----------------------------------------------------
              NAME          EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
              ----          ------------ ------------- -------------------------
William E. Haynes ..........   160,466    187,500    $ 2,463,971   $ 1,734,375
Charles F. Schugart ........    63,608     75,000        974,454       693,750
Denny A. Rigas .............    47,710     75,000        668,418       693,750
Douglas R. Harrington, Jr ..    23,856     37,500        334,228       346,875
Frank L. Lombard ...........    57,593       --          766,665          --


----------

(1) The closing price for the Common Stock on the Nasdaq National Market was $20.25 per share on December 31, 1997. Value is calculated on the basis of the difference between the option exercise price and $20.25.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with Messrs. Haynes, Schugart and Rigas. Each of these agreements (i) provides for an annual minimum base salary,
(ii) entitles the employee to participate in all the Company's compensation plans (as defined) in which executive officers of the Company participate and
(iii) has a continuous term of three (Mr. Haynes) or two (Messrs. Schugart and Rigas) years, subject to the right of either party to terminate the employee's employment at any time. If the employee's employment is terminated by reason of the employee's death or disability (as defined), by the Company without cause (as defined) or by the employee for good cause (as defined), the employee or his estate will be entitled to a lump-sum payment equal to a multiple (three for Mr. Haynes and two for Messrs. Schugart and Rigas) of his highest annual salary and incentive bonuses. If a change of control (as defined) of the Company occurs, the employee may terminate his employment at any time during the 460-day period beginning 211 days following that event and receive the same lump-sum payment together with such amount as may be necessary to hold him harmless from the consequences of any resulting excise or other similar purpose tax relating to "parachute payments" under the Internal Revenue Code of 1986, as amended. Each agreement contains a covenant limiting competition with the Company for two years following termination of employment. The Company also has employment agreements with Mr. Harrington and certain other executive officers of the Company.

LOANS TO EXECUTIVE OFFICERS

    At April 1, 1998, the Company had outstanding interest-free loans it has made to Messrs. Haynes, Schugart and Rigas pursuant to their respective employment agreements in the principal amounts of $174,338, $41,050 and $100,000, respectively. The loans to Messrs. Haynes and Schugart were made to enable them to pay the federal income taxes attributable to the stock awards made to them in 1997 and reflected in the Summary Compensation Table above under "Other Annual Compensation." These loans may be repaid, at the borrower's option, in cash or shares of Common Stock valued at its market value at the time of payment.

                               PERFORMANCE GRAPH

    The following graph compares the percentage change in the market value of the Company's Common Stock to the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Russell 2000 Index for the period from October 23, 1997, the date the Common Stock began trading on a when-issued basis in connection with the IPO, to December 31, 1997, assuming the investment of $100 on October 23, 1997 and the reinvestment of all dividends since that date to December 31, 1997. In addition, the graph includes a comparison for the same period to a peer group index the Company has created (the "Peer Group Index"). The five peer issuers comprising the Peer Group Index are Coach USA Inc., Metals USA, Inc., American Residential Services, Inc., Palex Inc. and Service Experts Inc. Each of the peer issuers comprising the Peer Group Index is a recently organized, publicly traded company that is a consolidator within its industry. The Peer Group Index was weighted for market capitalization. Although none of the issuers comprising the Peer Group Index are engaged in the same or similar business as the Company, the Company selected those issuers for comparison purposes in this Proxy Statement because the Company believes the strategy of industry consolidation shared by those issuers and the Company provides a more representative basis for comparison to the Company's Common Stock performance, given the lack of other publicly traded companies principally engaged in the same or similar business as the Company.

                [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                  10/23/97     10/31/97    11/30/97     12/31/97
------------------------------- ------------ ------------ ----------- ----------
Innovative Valve Technologies,
 Inc.                              100.00       100.72       97.84       116.55
Russell 2000 Index                 100.00        96.81       96.07        97.65
Peer Group Index                   100.00        91.71       89.30       100.00
------------------------------- ------------ ------------ ----------- ----------

    The performance of the Company's Common Stock reflected above is not necessarily indicative of the future performance of the Common Stock. The total return on investment for the period shown for the Company, the Russell 2000 Index and the Peer Group Index is based on the stock price or composite index at October 23, 1997.

    The performance graph appearing above will not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will not be deemed filed under either of those Acts except to the extent that the Company specifically incorporates this information by reference.

                       REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

OVERVIEW

    The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") is responsible for establishing a general compensation policy for officers and employees of the Company, preparing any reports that may be required relating to officer compensation and approving any increases in director's fees. Since the closing of the Company's initial public offering (the "IPO") on October 28, 1997, the Compensation Committee has consisted of Messrs. Baker, Chiste and Knight.

    The Company's executive compensation program has been designed to assist the Company in attracting, motivating and retaining the executive talent necessary for the Company to maximize its return to stockholders. To this end, this program provides competitive compensation levels and incentive pay levels that vary based on corporate, business unit (for business unit positions) and individual performance.

    The Company's compensation program for executives consists of three key elements: a base salary; a performance-based annual bonus; and periodic grants of stock options.

    The Compensation Committee believes that this three-part approach best serves the interests of the Company and its stockholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short-term and long-term interests of its stockholders. Under this approach, compensation for these officers involves a high proportion of pay that is dependent on maximizing long-term returns to stockholders. The annual bonus payable for 1998 will depend entirely on the Company's financial performance in 1998.

BASE SALARY

    The Company has employment agreements with its Chief Executive Officer, three of its other executive officers named in the Summary Compensation Table (the "Named Executive Officers") and certain of its other executive officers. Either the Company or The Safe Seal Company, Inc. ("SSI") entered into these agreements in connection with either its hiring of the executive officer or its acquisition of the executive officer's prior employer. These agreements provide for minimum base annual salaries the Company may increase, but cannot decrease. Any increases in these base salaries, the base salaries of the Company's other executive officers and any changes in those salaries will be based on recommendations by the Company's Chief Executive Officer, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position and the contribution and experience of the officer. Performance for base salary purposes will be assessed on a qualitative, rather than a quantitative, basis. No specific performance formula or weighting of factors will be used in determining base salary levels.

STOCK AWARDS

            In January 1997, SSI awarded shares of SSI common stock to Messrs. Haynes and Schugart pursuant to the terms of their respective employment agreements and to Frank L. Lombard at the direction of the SSI board of directors. In a merger (the "SSI Merger") in which SSI became a subsidiary of the Company immediately prior to the closing of the IPO, these and the other outstanding shares of SSI common stock were converted into Common Stock. For federal income tax purposes, these awards were valued at $424,700 (Mr. Haynes), $100,000 (Mr. Schugart) and $93,500 (Mr. Lombard). For financial statement presentation purposes, the Company has recorded these awards as special compensation expense in the amounts of $844,728 (Mr. Haynes), $198,900 (Mr. Schugart) and $186,053 (Mr. Lombard).

ANNUAL BONUS

    During 1997, the Company or SSI paid one-time bonuses to the Chief Executive Officer and two of the other Named Executive Officers pursuant to their respective employment agreements, as shown in the Summary Compensation Table elsewhere in this Proxy Statement. For 1997, the Company also paid annual bonuses to the Named Executive Officers, as shown in the Summary Compensation Table. The Compensation Committee based these bonuses on the Company's financial performance and the individual performance of the awardees. It used qualitative, rather then quantitative, factors for this purpose.

    For the year ending December 31, 1998, the Compensation Committee approved an award program (the "1998 Award Program") under the Company's 1997 Incentive Plan (the "Incentive Plan"). This program provides that a percentage (or, with respect to certain Company employees whose responsibilities are more aligned to the business as a whole as opposed to any particular subsidiary's business, all) of an award will be based on a 1998 earnings per share target for the Company. For those key employees whose responsibilities are more aligned to a particular subsidiary of the Company, a percentage of an award will also be based on the financial performance of that subsidiary during 1998. Under the 1998 Award Program, target award opportunities vary by individual position and are expressed as a percentage of 1998 base salary. Certain key employees of the Company, including all the Company's executive officers, are eligible to participate in the 1998 Award Program. The amount a particular executive may earn will depend on the individual's position, responsibility and ability to impact the Company's financial success.

INCENTIVE PLAN

    Prior to the IPO, the stockholders and the Board of Directors of the Company approved the Incentive Plan. The objectives of the Incentive Plan are to (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (ii) encourage the sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of the Company by making awards designed to provide those participants in the Incentive Plan with a proprietary interest in the growth and performance of the Company.

    In January 1997, SSI granted to Messrs. Haynes and Schugart pursuant to their employment agreements options to purchase 250,000 shares and 100,000 shares, respectively, at per-share exercise prices of $9.00 for 50% of the optioned shares and $13.00 for the other 50% of the optioned shares. In the SSI Merger, these options, as well as all other outstanding options and an outstanding warrant to purchase SSI common stock, converted into Incentive Plan options to purchase the same number of shares of Common Stock at the same exercise prices.

    Prior to the SSI Merger, both the Company and SSI effected reverse stock splits of their outstanding common stock. In that connection, and with the concurrence of the principal stockholders of SSI, the Company granted to the Named Executive Officers and certain other executive officers options to purchase shares of Common Stock at $1.00 per share, as shown in the table under "Executive Compensation and Other Information--Option Grants" elsewhere in this Proxy Statement.

    Stock options align the interests of employees and stockholders by providing value to option holders through stock price appreciation only. The Compensation Committee expects that it will make future stock option awards periodically at its discretion based on recommendations of the Chief Executive Officer. Stock option grant sizes, in general, will be evaluated by regularly assessing competitive market practices and the overall performance of the Company. This posture with regard to stock options is intended to focus management's efforts on maximizing stockholder returns. The number of options granted to a particular participant will also be based on the Company's historical financial success, its future business plans and the individual's position and level of responsibility within the Company, but these factors will be assessed subjectively and not weighted.

1997 CHIEF EXECUTIVE OFFICER PAY

    As described above, the Compensation Committee will consider several factors in developing an executive compensation package. For the Chief Executive Officer, these factors will include competitive market pay practices, performance level, experience, contributions toward achievement of strategic goals and the overall financial and operations success of the Company. Since the IPO, the Compensation Committee awarded Mr. Haynes an annual bonus for 1997 (see "--Annual Bonus" above), but otherwise took no action respecting his compensation for 1997.

    This report will not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and will not be deemed filed under either of such statutes except to the extent that the Company specifically incorporates this information by reference.

    This report is furnished by the Compensation Committee of the Board of Directors.

                                    Michael A. Baker
                                    Robert M. Chiste
                                    Tommy E. Knight

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    From June 6, 1997 until the closing of the IPO on October 28, 1997, Mr. Haynes was the sole member of the Compensation Committee of the Board. Since the closing of the IPO, the Compensation Committee has consisted of Messrs. Baker, Chiste and Knight. Mr. Haynes has been Chairman of the Board of the Company since May 1997 and President and Chief Executive Officer and a director of the Company since March 1997. He also served as President and Chief Executive Officer of SSI from November 1996 until January 1997. The Company has a consulting agreement with an affiliate of Mr. Baker which it entered prior to the time Mr. Baker became a director of the Company. See "Certain Relationships and Related Transactions." Mr. Chiste was the chief executive officer of Allwaste prior to its acquisition by Philip in July 1997. Allwaste and then Philip engaged in the transactions described in "Certain Relationships and Related Transactions" prior to the time Mr. Chiste became a director of the Company. Mr. Haynes is a director of Philip.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FINANCING ARRANGEMENTS

    The Company was initially capitalized in March 1997 with $216.12 provided by Messrs. Haynes, Schugart and Lombard and CATS, a corporation owned by Roger L. Miller, in exchange for 146,959 shares of Common Stock. In June 1997, Messrs. Haynes, Schugart, Rigas, Lombard and Harrington, John L. King (a Vice President -- Corporate Development of the Company) and CATS purchased an additional 95,880 shares of Common Stock for a total purchase price of $141.00. A subsidiary of Philip Services Corp. (for purposes of the following discussion, collectively with its subsidiaries, referred to as "Philip") advanced funds to the Company to enable the Company to pay various expenses incurred in connection with its efforts to create the Company and effect the IPO. As part of its funding arrangements with the Company, Philip also guaranteed the payment of convertible notes included in the consideration paid for certain established businesses acquired by the Company or SSI, then an affiliate of the Company, on or prior to the closing of the IPO and provided cash to pay for acquisitions. Beginning in October 1995 and continuing through October 31, 1997, Philip advanced funds to SSI, in the form of equity investments ($10.4 million, including the subordinated notes described below), loans and credit support for SSI's bank borrowings, to pay costs related to the acquisition of businesses.

    Philip entered into its funding arrangements with the Company pursuant to a May 1997 agreement (as subsequently modified, the "1997 Agreement") among SSI, Philip and the Miller Interests. Mr. Miller, who founded SSI in 1991 and was its President until December 1996, was then Chairman of the Board of SSI and, as the trustee of the Miller Trust and the owner of CATS, controlled approximately 47.3% of SSI's outstanding common stock. In the 1997 Agreement, (i) the parties modified or superseded prior agreements pursuant to which Philip had been providing financing and credit support for the expansion of SSI's business and
(ii) the Miller Interests agreed to (a) transfer the voting power of their SSI common stock to a voting trustee pursuant to a voting trust agreement (ultimately, Mr. Haynes), (b) cooperate with the Company and SSI in facilitating the completion of the IPO and (c) sell to Philip when the IPO closed at least 25% of the shares of Common Stock they would own immediately following the SSI Merger. As provided in the 1997 Agreement: (i) Mr. Miller remained a member of the three-member SSI board of directors until the IPO closed, but resigned from all other positions he held with SSI and ceased to participate in all SSI compensation and other benefit arrangements; (ii) CATS terminated all its arrangements with SSI, including a management services agreement under which it would have been paid $225,000 during the three-year period ending December 31, 1999; and (iii) SSI paid $300,000 in cash to CATS in complete satisfaction of all claims CATS or Mr. Miller had or otherwise might have for any services rendered or to be rendered for SSI or the Company.

    Immediately before the IPO, the Company owed Philip approximately $11.6 million, consisting of cash advances made and certain guarantee fees. Contemporaneously with the IPO, the Company repaid approximately $8.6 million of that amount with 1,036,013 shares of Common Stock (valued at the initial IPO price ($13.00 per share) for this purpose) and $3.0 million in cash.

THE SSI MERGER

    Immediately before the SSI Merger, the Miller Interests owned 2,289,881 shares of SSI common stock (47.3% of the total shares then outstanding), including 235,097 shares awarded to CATS in January 1997 and 14,784 shares purchased by CATS in connection with the June 1997 exercise of an option granted in 1992 to a former SSI employee to purchase 68,001 shares of SSI common stock at an exercise price of $3.68 per share, for which the Miller Interests received a total of 1,144,941 shares of Common Stock as a result of the SSI Merger.

    Also immediately before the SSI Merger, Philip owned all the outstanding SSI preferred stock (20,000 shares), for which it paid $2.0 million ($100 per share) in October 1995, and 1,701,713 shares of SSI common stock, which it acquired as follows: (i) in October 1995 it purchased 286,960 shares from SSI for $500,000 (approximately $1.74 per share); (ii) in January 1997 it exercised warrants it had received in October 1995 and July 1996 to purchase 1,361,536 shares; and
(iii) in June 1997 it purchased 53,217 shares in connection with the exercise of the 1992 employee stock option referred to above. It had purchased the 1995 warrant for $100,000 and guaranteed the repayment of a $2.0 million revolving line of credit to SSI in exchange for the 1996 warrant. Together, the warrants entitled Philip to purchase at $3.68 per share such number of shares as would be necessary to afford it ownership, on a fully diluted basis, of 36.5% of the SSI common stock outstanding after their exercise. To facilitate SSI's acquisition of Harley Industries, Inc. ("Harley"), Philip and SSI agreed in September 1996 that Philip would exercise the warrants at an exercise price of $3.16 per share. The total exercise price consisted of
(i) $3.3 million aggregate principal amount of subordinated 8% promissory notes issued by Philip and paid as partial consideration in the Harley acquisition and
(ii) approximately $1.0 million in cash.

    As a result of the SSI Merger, Philip received: (i) for the SSI preferred stock it owned, 153,847 shares of Common Stock; and (ii) for the SSI common stock it owned, 850,856 shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management" for information respecting Philip's ownership of the Company's Common Stock.

    Certain directors or executive officers of the Company received the following number of shares of Common Stock in the SSI Merger for their shares of SSI common stock: Mr. Haynes -- 72,199; Mr. Schugart -- 17,000; and Mr. Lombard -- 15,902. In addition, Messrs. Haynes and Schugart received the Incentive Plan options shown for them in the table under "Executive Compensation and Other Information -- Option Grants," Mr. Lombard received an Incentive Plan option to purchase 38,000 shares of Common Stock at an exercise price of $10.00 per share in exchange for SSI options granted prior to 1997 and T. Wayne Wren, Jr., a director of the Company, received an Incentive Plan option to purchase 15,000 shares of Common Stock at an exercise price of $10.00 per share in exchange for a warrant he acquired in 1995 to purchase SSI common stock.

CERTAIN MANAGEMENT FEES

    The Company paid management fees of $120,000, $108,000 and $353,000 during the years ended December 31, 1995, 1996 and 1997, respectively, to CATS.

CONSULTING AGREEMENT

    In 1997, the Company entered into a consulting agreement with Wasatch Capital Corporation, an affiliate of Michael A. Baker, who became a director of the Company when the IPO closed. The consulting agreement, effective on September 1, 1997, provides for an initial three-year term (which may be extended for successive one-year periods), during which acquisition consulting and related services are to be provided by or under the direction of Mr. Baker. The consulting agreement provides for annual consulting fees (payable pro rata on a monthly basis) of $100,000 for the first year of the term, $80,000 for the second year of the term and $60,000 for the third year and any extension year. The consulting agreement also provides for bonuses that may be granted at the discretion of the Company's President (subject to the approval of the Executive Committee of the Board) and reimbursement of ordinary and necessary expenses incurred in the performance of the consulting services.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons holding more than 10% of a registered class of the Company's equity securities to file with the SEC initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and stockholders are also required to furnish the Company with copies of all such filed reports.

    Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during 1997, the Company believes that all Section 16(a) reporting requirements related to the Company's directors and executive officers were timely fulfilled during 1997, except that Mr. Latour, a director of the Company, did not timely file his initial report on Form 3.

                              REPORT ON FORM 10-K

    The Company filed its Annual Report on Form 10-K for the year ended December 31, 1997 with the SEC on March 26, 1998. A COPY OF THAT REPORT, AS AMENDED BY A FORM 10-K/A FILED WITH THE SEC ON APRIL 9, 1998, INCLUDING A LIST DESCRIBING ANY EXHIBITS NOT CONTAINED THEREIN, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER OF THE COMPANY. WRITTEN REQUESTS FOR COPIES OF THE REPORT SHOULD BE DIRECTED TO INVESTOR RELATIONS, INNOVATIVE VALVE TECHNOLOGIES, INC., 2 NORTHPOINT DRIVE, SUITE 300, HOUSTON, TEXAS 77060.

       SUBMISSION OF STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES

    Under the Company's Bylaws, no business may be brought before an annual meeting except as specified in the notice of the meeting (which includes stockholder proposals that the Company is required to set forth in its proxy statement under Exchange Act Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) generally not less than 90 days prior to the first anniversary of the preceding year's annual meeting. These requirements are separate and apart from and in addition to the SEC's requirements that a stockholder must comply with in order to have a shareholder proposal included in the Company's Proxy Statement under Rule 14a-8. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to Innovative Valve Technologies, Inc., Attn: Corporate Secretary, 2 Northpoint Drive, Suite 300, Houston, Texas 77060.

    Proposals stockholders intend to have included in the Company's proxy statement for the 1999 Annual Meeting of Stockholders should be sent to Innovative Valve Technologies, Inc., Attn: Corporate Secretary, 2 Northpoint Drive, Suite 300, Houston, Texas 77060, and must be received by the Company at that address by December 31, 1998.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      INNOVATIVE VALVE TECHNOLOGIES, INC.

    The undersigned hereby appoints Charles F. Schugart and Douglas R. Harrington, Jr., and each of them, as proxies, with full power of substitution and resubstitution in each, and hereby authorizes them to represent and vote, as designated on the other side of this Proxy, all the shares of common stock of Innovative Valve Technologies, Inc. standing in the name of the undersigned, with all powers that the undersigned would possess if present in person at the Annual Meeting of Stockholders of the Company to be held May 22, 1998 or any adjournment or postponement thereof. In their discretion, the proxies may vote upon such other business as may properly come before the meeting.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BELOW BY THE            Please mark
STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1       your votes as
AND PROPOSAL 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.      indicated in
                                                                                     this example  [X]

PROPOSAL 1-Election of Class I Directors             Nominees:  William E. Haynes, Arthur L. French

 FOR all nominees            WITHHOLD                INSTRUCTION:  To withhold authority to vote for any individual nominee,
listed to the right          AUTHORITY                             write that nominee's name in the space provided below.
(except as marked     to vote for all nominees
 to the contrary)      listed to the right           WITHHELD FOR:

     [ ]                       [ ]                   -----------------------------------------------------------------------

PROPOSAL 2-Ratification of Appointment of Independent
Public Accountants.

     FOR    AGAINST   ABSTAIN

     [ ]      [ ]       [ ]             Date_____________________________, 1998

                                        _______________________________________
                                                       (Signature)

                                        _______________________________________
                                                       (Signature)

                                        NOTE: Please sign name as it appears on
                                        this Proxy, Joint owners should each
                                        sign. When signing as attorney,
                                        executor, administrator, trustee,
                                        guardian or in another similar capacity, please give full title as such. If a corporation, please print full corporation name and have authorized officer sign and indicate title. If a partnership, please print partnership name and have authorized person sign and indicate title. The person or entity signing above hereby revokes all proxies heretofore given by such person or entity to vote at such meeting or any adjournment or postponement thereof.

                              FOLD AND DETACH HERE